CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 24, 2010, accompanying the financial statements of Insured Income Trust, Series 168 (included in Van Kampen Unit Trusts, Taxable Income Series 134) as of May 31, 2010, and for the period from June 5, 2008 (date of deposit) through May 31, 2009 and for the year ended May 31, 2010 and the financial highlights for the period from June 5, 2008 (date of deposit) through May 31, 2009 and for the year ended May 31, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-149696) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 24, 2010